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As filed with the Securities and Exchange Commission on June 12, 2017

Registration Statement No. 333-217606

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jones Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	80-0907968 (I.R.S. Employer Identification No.)

807 Las Cimas Parkway
Suite 350
Austin, TX 78746
(512) 328-2953
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Robert J. Brooks
807 Las Cimas Parkway
Suite 350
Austin, TX 78746
(512) 328-2953
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael L. Bengtson
Mollie Duckworth
Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
(512) 322-2500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

            If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☒

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fees

Secondary Offering by Selling Stockholders:

Class A Common Stock, par value $0.001 per share	17,868,330(1)	$1.98(2)	$35,379,294(2)	$4,101

8.0% Series A Perpetual Convertible Preferred Stock	181,600(3)	$1.98(3)	$6,137,215(3)	$712

Total:			$41,516,509	$4,813(4)

(1)
Pursuant to Rule 416(a) under the Securities Act, the shares of Class A common stock being registered for the selling stockholders hereunder, including the 3,099,603 shares of Class A common stock being registered that are issuable upon the conversion of the shares of 8.0% Series A Perpetual Convertible Preferred Stock (the "Series A Preferred Stock"), include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average high and low sale price of our Class A common stock as reported on the New York Stock Exchange on April 28, 2017.

(3)
The shares of Series A Preferred Stock being registered for the selling stockholders hereunder include such shares of Class A common stock as may be issuable upon conversion of such preferred stock and, in addition, pursuant to Rule 416(a) under the Securities Act, such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions. The proposed offering price is based on the number of shares of Class A common stock issuable upon the conversion of the shares of the Series A Preferred Stock being registered and, pursuant to Rule 457(c) under the Securities Act, the average of the high and low prices reported for the Class A common stock on the New York Stock Exchange on April 28, 2017. The number of shares of Class A common stock being registered hereunder that are issuable upon the conversion of the shares of the Series A Preferred Stock being registered is 3,099,603, and the average of the high and low prices reported for the Class A common stock on the New York Stock Exchange on April 28, 2017 was $1.98.

(4)
In connection with the filing of this registration statement on May 3, 2017, the registrant paid the filing fee of $4,813.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 12, 2017

Preliminary Prospectus

Jones Energy, Inc.

17,868,330 Shares of
Class A Common Stock

181,600 Shares of
8.0% Series A Perpetual Convertible Preferred Stock

        This prospectus relates to the offer and sale of our Class A common stock, par value $0.001 per share, which we refer to as our Class A common stock, and our 8.0% Series A Perpetual Convertible Preferred Stock, par value $0.001 per share, which we refer to as our Series A Preferred Stock (including 3,099,603 shares of Class A common stock being registered that are issuable upon the conversion of our Series A Preferred Stock), by the selling stockholders named herein in one or more offerings.

        The selling stockholders may offer and sell these securities, as applicable, from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings. The selling stockholders may offer and sell these securities, as applicable, through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. We will not receive any of the proceeds from any sale of shares of Class A common stock or Series A Preferred Stock by any of the selling stockholders. We have agreed to pay certain expenses of the selling stockholders in connection with the offering, other than underwriting discounts and commissions. This prospectus provides you with a general description of these securities and the general manner in which the selling stockholders will offer the securities. We may file one or more prospectus supplements that may contain specific information about the terms of an offering and may also add, update or change information contained in this prospectus.

        Our Class A common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "JONE."

        Investing in our securities involves a high degree of risk. You should carefully read this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See "Risk Factors" beginning on page 3 of this prospectus for information on certain risks related to the purchase of our securities before you make any investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2017

        You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. This prospectus provides you with a general description of us and the securities offered under this prospectus.

        The selling stockholders may use this prospectus to offer and sell from time to time (i) up to an aggregate of 17,868,330 shares of our Class A common stock and (ii) up to an aggregate of 181,600 shares of our Series A Preferred Stock. We will not receive any proceeds from the sale of our Class A common stock or Series A Preferred Stock by the selling stockholders. The selling stockholders may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The selling stockholders may sell their shares of Class A common stock or Series A Preferred Stock through any means described below under the heading "Plan of Distribution."

        You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we or the selling stockholders may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

        Unless the context otherwise requires, references in this prospectus to "Jones Energy," "we," "our," "us," the "Company," "JONE" or like refer to Jones Energy, Inc. and its subsidiaries. References to "JEH LLC" means Jones Energy Holdings, LLC. References to "Metalmark Capital" are to Metalmark Capital Partners (C) II, L.P. and its affiliated investment funds. References to the "Jones family" or "Jones Family Entities" are to entities directly or indirectly controlled by Jonny Jones, our chairman and chief executive officer and/or his immediate family.

ABOUT JONES ENERGY, INC.

Overview

        We are an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties in the mid-continent United States, spanning areas of Texas and Oklahoma. Our Chairman and Chief Executive Officer, Jonny Jones, founded our predecessor company in 1988 in continuation of his family's long history in the oil and gas business, which dates back to the 1920s. We have grown rapidly by leveraging our focus on low cost drilling and completions and our horizontal drilling expertise to develop our inventory and execute several strategic acquisitions. We have accumulated extensive knowledge and experience in developing the Anadarko and Arkoma basins, having concentrated our operations in the Anadarko basin for over 25 years and applied our knowledge to the Arkoma basin since 2011.

        Our operations are focused on horizontal drilling and completions within three distinct basins in the Texas Panhandle and Oklahoma:

  •
  the Western Anadarko Basin—targeting the liquids rich Cleveland, Granite Wash, Tonkawa and Marmaton formations;

  •
  the Eastern Anadarko Basin—targeting the liquids rich Merge Woodford shale and Sycamore formations in the Merge area of the STACK/SCOOP; and

  •
  the Arkoma Basin—targeting the Woodford shale formation.

        We seek to optimize returns through a disciplined emphasis on controlling costs and promoting operational efficiencies, and we are recognized as one of the lowest cost drilling and completion operators in the Cleveland and Woodford shale formations.

Our Corporate Structure

        Jones Energy, Inc. (NYSE: JONE) is a holding company that was incorporated as a Delaware corporation on March 25, 2013 for the purpose of facilitating an initial public offering ("IPO") of common equity and to become the sole managing member of JEH LLC. JONE's principal asset is a controlling equity interest in JEH LLC. On July 23, 2013, a registration statement filed on Form S-1 with the SEC related to shares of Class A common stock of JONE was declared effective. The IPO closed on July 29, 2013. Prior to the IPO, JONE had not engaged in any business or other activities except in connection with its formation and the IPO.

        After the effective date of the registration statement but prior to the completion of the IPO, the limited liability company agreement of JEH LLC was amended and restated to modify its capital structure by replacing the different classes of interests previously held by JEH LLC owners with a single new class of units called "JEH LLC Units." In addition, each JEH LLC Unit holder received one share of our Class B common stock. We also entered into an Exchange Agreement under which the owners of JEH LLC have the right to exchange their JEH LLC Units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See "Exchange of JEH LLC Units and Class B Common Stock." These transactions are collectively referred to as the "Reorganization Transactions."

        JONE, as a result of the IPO and the related Reorganization Transactions, became the sole managing member of, and has a controlling equity interest in, JEH LLC. As the sole managing member of JEH LLC, JONE operates and controls all of the business and affairs of JEH LLC and, through JEH LLC and its subsidiaries, conducts our business. JONE consolidates the financial results of JEH LLC and its subsidiaries, and records noncontrolling interests for the economic interest in JEH LLC held by the JEH LLC Unit holders.

        See "Note 1. Organization and Description of Business—Organization" in the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 (our "2016 Annual Report") for additional information on our corporate structure.

Company Information

        Our principal executive offices are located at 807 Las Cimas Pkwy, Suite 350, Austin, Texas 78746, and our telephone number is (512) 328-2953. Our website address is www.jonesenergy.com. The information on our website is not part of this prospectus.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our 2016 Annual Report, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. If the selling stockholders offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratios of earnings to fixed charges and ratios of earnings to combined fixed charges plus preferred stock dividends for the periods indicated.

	Three Months Ended March 31, 2017		Fiscal Year Ended December 31,
			2016		2015		2014	2013	2012
Ratio of Earnings to Fixed Charges	—	(1)	—	(2)	—	(3)	7.0	1.7	—	(4)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	(1)	—	(2)	—	(3)	7.0	1.7	—	(4)

(1)
Earnings for the three months ended March 31, 2017 were insufficient to cover fixed charges by approximately $3.5 million, and insufficient to cover fixed charges plus preferred stock dividends by approximately $6.7 million.

(2)
Earnings for the year ended December 31, 2016 were insufficient to cover fixed charges by approximately $108.6 million, and insufficient to cover fixed charges plus preferred stock dividends by approximately $112.7 million.

(3)
Earnings for the year ended December 31, 2015 were insufficient to cover fixed charges by approximately $11.9 million.

(4)
Earnings for the year ended December 31, 2012 were insufficient to cover fixed charges by approximately $2.6 million.

        For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges are defined as interest expense, the amortization of deferred financing costs, and a portion of rent expense on operating leases representative of an interest factor.

        For the period prior to August 26, 2016 above, we had no outstanding shares of preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends for the periods prior to August 26, 2016 are identical to the ratios presented in the tables above. On August 26, 2016, we issued 1,840,000 shares of our 8.0% Series A Perpetual Convertible Preferred Stock.

 USE OF PROCEEDS

        We will not receive any of the proceeds from any sale of shares of Class A common stock or Series A Preferred Stock by any of the selling stockholders.

EXCHANGE OF JEH LLC UNITS AND CLASS B COMMON STOCK

        On July 29, 2013, we entered into an Exchange Agreement with the holders of JEH LLC Units. See "About Jones Energy, Inc.—Our Corporate Structure." Pursuant to and subject to the terms of the Exchange Agreement and the Fourth Amended and Restated Limited Liability Company Agreement of JEH LLC, holders of JEH LLC Units, at any time and from time to time, may exchange one or more JEH LLC Units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. In connection with each exchange, JEH LLC will deliver to us a number of JEH LLC Units surrendered by the exchanging holder, and each share of our Class B common stock will be redeemed and cancelled by us. Thus, as holders exchange their JEH LLC Units and Class B common stock for Class A common stock, our interest in JEH LLC will increase.

        We and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

SELLING STOCKHOLDERS

        This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 17,868,330 shares of our Class A common stock and 181,600 shares of our Series A Preferred Stock by the selling stockholders. We are registering the selling stockholders' Class A common stock and Series A Preferred Stock to satisfy registration rights that we have granted to the selling stockholders. See "Description of Capital Stock—Registration Rights and Stockholders Agreement."

        Table 1 below sets forth information provided by the selling stockholders listed therein as of the date of this prospectus regarding its beneficial ownership of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on an aggregate of 65,535,763 shares of our Class A common stock outstanding as of April 27, 2017.

        Table 2 below sets forth information provided by the selling stockholders listed therein as of the date of this prospectus regarding their beneficial ownership of shares of our Series A Preferred Stock that may from time to time be offered or sold pursuant to this prospectus. The percentages of shares beneficially owned before the offering are based on an aggregate of 1,840,000 shares of our Series A Preferred Stock outstanding as of April 27, 2017.

        The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders. We have not sought to verify such information.

        Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock or Series A Preferred Stock registered on this prospectus. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock or Series A Preferred Stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock or Series A Preferred Stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

 Table 1: Class A Common Stock Shares Beneficially Owned

			Number of Shares of Class A Common Stock that May Be Sold	Class A Common Stock Beneficially Owned After the Offering
	Class A Common Stock Beneficially Owned Prior to Offering
					% of Class
	Shares	% of Class		Shares
Name
Navitas Fund, LP(1)	2,235,100	3.41%	2,235,100	—	—
Luxiver, LP(1)	6,719,307	10.25%	6,719,307	—	—
Hephaestus Energy Fund, LP(1)	5,005,655	7.64%	5,005,655	—	—
Asklepios Energy Fund, LP(1)	537,772	*	537,772	—	—
LVPU, LP(1)	648,984	*	648,984	—	—
Children's Energy Fund, LP(1)	1,197,034	1.83%	1,197,034	—	—
Blackbird 1846 Energy Fund, LP(1)	772,254	1.18%	772,254	—	—
Panakeia Energy Fund, LP(1)	636,491	*	636,491	—	—
TJS Energy Fund, LP	115,733	*	115,733	—	—
Total	17,868,330	27.27%	17,868,330	—	—

(1)
JVL Advisors, L.L.C. ("JVL") is the general partner of, and may be deemed to have voting and dispositive power over the securities owned by each of, Navitas Fund LP, a Texas limited partnership ("Navitas"), Luxiver, LP, a Delaware limited partnership ("Luxiver"), Hephaestus Energy Fund, LP, a Delaware limited partnership ("Hephaestus"), Asklepios Energy Fund, LP, a Texas limited partnership ("Asklepios"), LVPU, LP, a Delaware limited partnership ("LVPU"), Children's Energy Fund, LP, a Delaware limited partnership ("Children's"), Blackbird 1846 Energy Fund, LP, a Delaware limited partnership ("Blackbird"), Panakeia Energy Fund, LP, a Delaware limited partnership ("Panakeia") and TJS Energy Fund, LP, a Delaware limited partnership ("TJS" and collectively with Navitas, Luxiver, Hephaestus, Asklepios, LVPU, Children's, Blackbird and Panakeia, the "Partnerships"); thus, it may also be deemed to be the beneficial owner of these securities. JVL disclaims any beneficial ownership of the reported securities beneficially owned by the Partnerships in excess of its pecuniary interest in such securities. The sole member and manager of JVL is John V. Lovoi and, as such, Mr. Lovoi has sole voting and dispositive power with respect to the shares held by JVL; however he disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. JVL's principal address is 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

 Table 2: Series A Preferred Shares Beneficially Owned

			Number of Shares of Series A Preferred Stock that May Be Sold
	Series A Preferred Stock Beneficially Owned Prior to Offering			Series A Preferred Stock Beneficially Owned After the Offering
		% of Class			% of Class
	Shares			Shares
Name
MCP (Silo) II AIF, L.P.(1)	78,110	4.25%	78,110	—	—
Metalmark Capital Partner II Co-Investment, L.P.(1)	12,237	*	12,237	—	—
Metalmark Capital Partners II, L.P.(1)	32,178	1.75%	32,178	—	—
Metalmark Capital Partners TE II, L.P.(1)	24,082	1.31%	24,082	—	—
Metalmark Capital Partners Cayman II, L.P.(1)	32,213	1.75%	32,213	—	—
Metalmark Capital Partners II Executive Fund, L.P.(1)	2,780	*	2,780	—	—
Total	181,600	9.87%	181,600	—	—

*
Less than one percent.

(1)
Metalmark Capital Partners' principal address is 1177 Avenue of the Americas, 40th Floor; New York, NY 10036; Attention: Gregory D. Myers. Two of its directors, Howard I. Hoffen and Gregory D. Myers, are each managing directors of Metalmark and may be deemed to share beneficial ownership of any shares held by Metalmark. Each of Messrs. Hoffen and Myers disclaim beneficial ownership of these shares as a result of his employment arrangements with Metalmark, except to the extent that his pecuniary interest therein is ultimately realized.

        We will pay all expenses of the registration of the shares of Class A common stock and Series A Preferred Stock to be offered by the selling stockholders under this prospectus, including, without limitation, SEC filing fees, fees related to any review by the Financial Industry Regulatory Authority, and expenses and compliance with state securities laws, except that the selling stockholders will pay any underwriting discounts and selling commissions incurred by them in connection with such sales. We will not receive any proceeds from the sale of our Class A common stock and Series A Preferred Stock by the selling stockholders. We will indemnify the selling stockholders against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

        None of the selling stockholders is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, or the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Except as noted in the footnotes to the table above or disclosed under the headings entitled "Board of Directors and Corporate Governance," "Director Compensation," "Certain Relationships and Related Person Transactions" or "Principal Stockholders" in our Proxy Statement for our 2017 Annual Meeting of Shareholders, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, no selling stockholder has had, within the past three years, any position, office, or material relationship with us or any of our predecessors or affiliates.

DESCRIPTION OF CAPITAL STOCK

        As of June 8, 2017, our authorized capital stock consisted of 100,000,000 shares of preferred stock, par value $0.001 per share, of which 1,840,000 shares were issued and outstanding, 600,000,000 shares of Class A common stock, par value $0.001 per share, of which 66,560,291 shares were outstanding, and 150,000,000 shares of Class B common stock, par value $0.001 per share, of which 29,823,927 shares were issued and outstanding.

        The following summary of the capital stock and certificate of incorporation and bylaws of Jones Energy, Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

        The selling stockholders may from time to time offer shares of our Class A common stock and Series A Preferred Stock for resale in one or more secondary offerings. This prospectus also relates to the offer and sale of 3,099,603 shares of our Class A common stock that may be issued upon the conversion of the Series A Preferred Stock to which this prospectus relates, subject to certain adjustments. For more information regarding conversion rate adjustments, see the Certificate of Designations of 8.0% Series A Perpetual Convertible Preferred Stock, filed as Exhibit 3.1 to our Current Report on Form 8-K filed on August 26, 2016.

Class A Common Stock

        Voting Rights.    Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that, to the fullest extent permitted by law, holders of shares of Class A common stock will have no voting power with respect to amendments to the amended and restated certificate of incorporation that relate solely to the terms of preferred stock if the holders of the affected series are entitled to vote thereon. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters, except as otherwise required by the amended and restated certificate of incorporation or by applicable law. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

        Dividend Rights.    Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. Shares of Class A common stock may not be split or combined unless the outstanding shares of Class B common stock are proportionately split or combined. Dividends on Class A common stock in the form of common stock (or securities convertible into or exercisable or exchangeable for common stock) may be paid only in the form of Class A common stock (or securities convertible or exchangeable for Class A common stock) and on a proportionate basis with a corresponding stock dividend on Class B common stock.

        Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

        Other Matters.    The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock, including the Class A common stock offered in this offering, are fully paid and non-assessable.

Class B Common Stock

        Voting Rights.    Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that, to the fullest extent permitted by law, holders of shares of Class B common stock will have no voting power with respect to amendments to the amended and restated certificate of incorporation that relate solely to the terms of preferred stock if the holders of the affected series are entitled to vote thereon. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters, except as otherwise required by the amended and restated certificate of incorporation or by applicable law.

        Dividend and Liquidation Rights.    Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on equivalent terms is simultaneously paid to the holders of Class A common stock. Shares of Class B common stock may not be split or combined unless the outstanding shares of Class A common stock are proportionately split or combined. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of Jones Energy, Inc.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time one or more series of preferred stock, par value $0.001 per share, out of the unissued shares of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the powers, preferences, rights, qualifications, limitations and restrictions of such series which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Series A Preferred Stock

        On August 26, 2016, we issued 1,840,000 shares of our Series A Preferred Stock. The shares of Series A Preferred Stock being registered for the selling stockholders hereunder include such shares of Class A common stock as may be issuable upon conversion of such preferred stock and, in addition, pursuant to Rule 416(a) under the Securities Act, such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions. Set forth below is a summary of the conversion rights with respect to the Series A Preferred Stock. For additional information on the Series A Preferred Stock, see the Certificate of Designations of 8.0% Series A Perpetual Convertible Preferred Stock filed as Exhibit 3.1 to our Current Report on Form 8-K filed on August 26, 2016, which is incorporated by reference herein in its entirety.

        Conversion Rights.    Holders may convert their shares of Series A Preferred Stock at any time based on an initial conversion rate of 17.0683 shares of our Class A common stock per share of Series A Preferred Stock (which is equivalent to an initial conversion price of approximately $2.93 per share of our Class A common stock), subject to adjustment. For more information regarding conversion rate adjustments, see the Certificate of Designations of 8.0% Series A Perpetual Convertible Preferred Stock filed as Exhibit 3.1 to our Current Report on Form 8-K filed on August 26, 2016. The "conversion price" at any time means $50.00, divided by the conversion rate in effect at such time.

        Upon conversion, we will deliver for each share of Series A Preferred Stock being converted a number of shares of our Class A common stock equal to the conversion rate on the third business day immediately following the relevant conversion date.

        The holders of shares of Series A Preferred Stock at 5:00 p.m., New York City time, on a regular record date will be entitled to receive the dividend payment on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such regular record date or our default in payment of the dividend due on such dividend payment date.

        However, notwithstanding the foregoing, shares of Series A Preferred Stock surrendered for conversion during the period between 5:00 p.m., New York City time, on any regular record date and 5:00 p.m., New York City time, on the business day immediately preceding the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date; provided, that no such payment is required in respect of a mandatory conversion during such period or if the special rights end date occurs during such period. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Class A common stock issued upon conversion.

        If you hold a beneficial interest in a global share of Series A Preferred Stock, to convert you must comply with DTC's procedures for converting a beneficial interest in a global security and, if required, pay funds equal to any dividend payable on the next dividend payment date to which you are not entitled (as described in the preceding paragraph).

        If you hold a certificated share of Series A Preferred Stock, to convert you must:

  •
  complete and manually sign the conversion notice on the back of the certificated share, or a facsimile of the conversion notice;

  •
  deliver the conversion notice, which is irrevocable, and the certificated share to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay funds equal to any dividend payable on the next dividend payment date to which you are not entitled (as described in the preceding paragraph); and

  •
  if required, pay all transfer or similar taxes, if any, described below.

        You will not be required to pay any transfer or similar taxes due upon conversion other than any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of Class A common stock, if any, due upon conversion in a name other than that of the converting holder (in which case, the holder will pay such tax or duty). Shares of Class A common stock will be issued and delivered only after all applicable transfer or similar taxes, if any, payable by you have been paid in full.

        Upon surrender of a share of Series A Preferred Stock for conversion, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such conversion; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

        We refer to the date you satisfy all the foregoing requirements and comply with the relevant procedures for conversion described above as the "conversion date."

        Each conversion will be deemed to have been effected as to any shares of Series A Preferred Stock surrendered for conversion immediately prior to 5:00 p.m., New York City time, on the conversion date, and the person in whose name the shares of our Class A common stock shall be issuable upon such conversion will become the holder of record of such shares as of 5:00 p.m., New York City time, on such conversion date.

        Mandatory Conversion.    At any time on or after August 15, 2021, we may give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of Class A common stock, if the closing sale price of our Class A common stock equals or exceeds 175% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days, including the last trading day of such 30 trading day period, ending on, and including, the trading day immediately preceding the business day on which we issue a press release announcing the mandatory conversion of the Series A Preferred Stock as described below, in which case each holder will receive, for each share of Series A Preferred Stock being converted, a number of shares of our Class A common stock equal to the conversion rate.

        A "trading day" means a day during which trading in our Class A common stock generally occurs on the New York Stock Exchange or, if our Class A common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not listed on a national or regional securities exchange, on the principal other market on which our Class A common stock is then listed or admitted for trading. If our Class A common stock is not so listed or admitted for trading, "trading day" means a business day.

        The "closing sale price" of our Class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which our Class A common stock is traded or, if our Class A common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the "closing sale price" will be the last quoted bid price for our Class A common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the "closing sale price" will be the average of the mid-point of the last bid and ask prices for our Class A common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or another broadly disseminated news or press release service selected by us) prior to 9:00 a.m., New York City time, on the first trading day immediately following any date on which the condition described in the first paragraph of this "Mandatory Conversion" section is met, announcing such a mandatory conversion. The conversion date will be a date selected by us (the "mandatory conversion date") that will be no later than 10 calendar days after the date on which we issue such press release.

        In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

  •
  the mandatory conversion date;

  •
  the number of shares of Class A common stock to be issued upon conversion of each share of Series A Preferred Stock; and

  •
  that dividends on the Series A Preferred Stock to be converted will cease to accrue on the mandatory conversion date.

        On and after the mandatory conversion date, dividends will cease to accrue on the Series A Preferred Stock called for a mandatory conversion and all rights of holders of such Series A Preferred Stock will terminate except for the right to receive the shares of Class A common stock issuable upon conversion thereof. The full amount of any dividend payment with respect to the Series A Preferred Stock called for a mandatory conversion on a date during the period beginning at 5:00 p.m., New York City time, on any regular record date for the payment of dividends and ending at 5:00 p.m., New York City time, on the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share at 5:00 p.m., New York City time, on such regular record date if such share has been converted after such regular record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of Series A Preferred Stock for accumulated and unpaid dividends or dividends with respect to the Class A common stock issued upon such conversion thereon.

        We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Series A Preferred Stock (whether or not declared) for dividend periods ended prior to the date of such conversion notice shall have been paid or such accumulated and unpaid dividends are declared and a sum (which may include shares of our Class A common stock) sufficient for payment of the dividends shall have been set aside for payment on or prior to the conversion date.

        Recapitalizations, Reclassifications and Changes of our Class A Common Stock.    In the case of:

  •
  any recapitalization, reclassification or change of our Class A common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

  •
  any consolidation, merger or combination involving us,

  •
  any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

  •
  any statutory share exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our Class A common stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a "reorganization event"), then, at and after the effective time of the reorganization event, the right to convert each share of Series A Preferred Stock into shares of our Class A common stock will be changed into a right to convert such share of Series A Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our Class A common stock equal to the conversion rate immediately prior to such reorganization event would have been entitled to receive upon such reorganization event (such stock, securities or other property or assets, "reference property"). In the event holders of our Class A common stock have the opportunity to elect the form of all or any portion of the consideration to be received in such reorganization event, the reference property into which the Series A Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A common stock that affirmatively make such an election (or of all holders of our Class A common stock if none makes an election). The certificate of designations will provide that we may not become a party to any such reorganization event unless its terms are consistent with the foregoing. No adjustment to the conversion rate will be made for any reorganization event to the extent stock, securities or other property or assets become the reference property for the Series A Preferred Stock.

        Throughout this section, if our Class A common stock has been replaced by reference property as a result of any such reorganization event, references to our Class A common stock are intended to refer to such reference property.

        Special Rights upon a Fundamental Change.    We must give notice of each "fundamental change" (as defined below) to all record holders of the Series A Preferred Stock no later than 20 calendar days prior to the anticipated effective date of the fundamental change or, if such prior notice is not practicable, no later than two business days after such fundamental change. If we notify holders of a fundamental change later than the 20th calendar day prior to the effective date of a fundamental change, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the effective date of the fundamental change to, but excluding, the date of the notice; provided that the fundamental change conversion period will not be extended beyond the mandatory conversion date.

        If a holder converts its Series A Preferred Stock at any time during the period beginning at 9:00 a.m., New York City time, on the trading day immediately following the effective date of a fundamental change and ending at 5:00 p.m., New York City time, on the 20th trading day immediately following such effective date (or if earlier, the mandatory conversion date) (the "special rights end date"), we will deliver to the converting holder, for each share of Series A Preferred Stock surrendered for conversion, the greater of:

  •
  a number of shares of our Class A common stock equal to the sum of (i) the conversion rate and (ii) the make-whole premium, if any, as calculated and described under "—Determination of the make-whole premium"; and

  •
  a number of shares of our Class A common stock equal to the conversion rate which will be adjusted to equal (i) the sum of the $50.00 liquidation preference plus an amount equal to all accrued dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution that have not been paid or declared and a sum sufficient for the payment thereof been set apart plus any unpaid excess cash payment amounts excused from payment as a dividend due to restrictions in credit facilities or other indebtedness or legal requirements as described elsewhere herein divided by (ii) the average of the closing sale prices of our Class A common stock for the five consecutive trading days ending on the third business day prior to such settlement date. Notwithstanding the foregoing, the conversion rate as adjusted as described in this bullet will not exceed 29.5922 shares of Class A common stock per share of Series A Preferred Stock (subject to adjustment in the same manner as the conversion rate).

        A "fundamental change" will be deemed to have occurred at the time after the Series A Preferred Stock is originally issued if any of the following occurs:

  (1)
  the consummation of any transaction (other than any transaction described in clause (2) below whether or not the proviso therein applies) the result of which is that a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act), other than us, JEH LLC, one of our majority-owned subsidiaries and our and their employee benefit plans or, provided that the Qualifying Owners taken together do not in the aggregate own more than 51% of the outstanding voting power of our common equity, a Qualifying Owner, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power of our common equity;

  (2)
  the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any consolidation, merger or combination of us pursuant to which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that none of the transactions described in clauses (A), (B) or (C) shall constitute a fundamental change if (i) the holders of all classes of our common equity immediately prior to such transaction continue to own at least, directly or indirectly, more than 50% of the surviving corporation or transferee, or the parent thereof, immediately after such event or (ii) such transaction is effected solely to change our jurisdiction of formation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of the outstanding Class A common stock solely into common stock of the surviving entity; provided further, that no exchange of shares of our Class B common stock for shares of Class A common stock pursuant to the Exchange Agreement shall constitute a fundamental change;

  (3)
  our common stock (or other common stock into which the Series A Preferred Stock is convertible) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors);

  (4)
  our stockholders approve any plan or proposal for the liquidation or dissolution of us (other than in a transaction described in clause (2) above); or

  (5)
  we (or any successor to us permitted pursuant to the terms of the certificate of designation) cease to be, either directly or indirectly through one or more of our subsidiaries, the managing member of JEH LLC or we cease to control JEH LLC;

provided, however that a transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, if at least 90% of the consideration received or to be received by holders of our Class A common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in connection with such transaction or transactions that would otherwise constitute a "fundamental change" consists of shares of common stock or common equity interests that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or that will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights.

        For any shares of Series A Preferred Stock that are converted during the period beginning at 9:00 a.m., New York City time, on the trading day immediately following the effective date of a fundamental change and ending at the special rights end date, subject to the limitations described below, we may pay the make-whole premium, determined in our sole discretion:

  •
  in cash;

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  by delivery of shares of our Class A common stock; or

  •
  by delivery of any combination of cash and shares of our Class A common stock.

        We will pay the make-whole premium on the Series A Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our Class A common stock.

        Notwithstanding the foregoing, in no event will the number of shares of our Class A common stock equal to the then-applicable conversion rate plus the make-whole premium, in the aggregate, exceed a number of shares equal to the sum of such amounts (the "additional fundamental change amount"), divided by the greater of (i) the floor price and (ii) 95% of the stock price. To the extent that the additional fundamental change amount exceeds the product of the number of shares of Class A common stock delivered in respect of such additional fundamental change amount and 95% of the stock price, we will, if our existing credit facilities are amended after the date hereof to permit the payment of dividends on the Series A Preferred Stock and we are able to do so under the terms of our then-outstanding indebtedness and are otherwise legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. For the avoidance of doubt, if we are unable to pay such excess amount in cash in accordance with the foregoing sentence, we will have no further obligation to pay such excess amount.

        "Qualifying Owners" means, collectively, (a) Metalmark Capital Partners (C) II, L.P., (b) any fund, investment account, or other investment vehicle managed by Metalmark Capital Management II LLC, (c) any affiliate of Metalmark Capital Partners (C) II, L.P., a majority of whose outstanding voting securities are, directly or indirectly, held by Metalmark Capital Partners II GP, L.P., or any individuals that are affiliates of Metalmark Capital Partners (C) II, L.P., (d) Jones Energy Management, LLC, and (e) any affiliate of Jones Energy Management, LLC, a majority of whose outstanding Voting Securities are, directly or indirectly, held by Jones Energy Management, LLC, (f) JET 3 GP, LLC, and (g) any affiliate of JET 3 GP, LLC, a majority of whose outstanding Voting Securities are, directly or indirectly, held by JET 3 GP, LLC.

        The definition of "fundamental change" includes the phrase "all or substantially all" relating to the sale or other disposition of the consolidated assets of us and our subsidiaries. There is no precise, established definition of the phrase "all or substantially all" under the law applicable to the shares of Series A Preferred Stock or the offering in which the shares of Series A Preferred Stock were sold. Accordingly, the ability of a holder of shares of Series A Preferred Stock to require us to repurchase its shares of Series A Preferred Stock as a result of the sale or other disposition of less than all of our consolidated assets may be uncertain.

        Determination of the Make-whole Premium.    For more detail regarding the make-whole premium, see the Certificate of Designations of 8.0% Series A Perpetual Convertible Preferred Stock filed as Exhibit 3.1 to our Current Report on Form 8-K filed on August 26, 2016.

        No Fractional Shares.    No fractional shares of Class A common stock or securities representing fractional shares of Class A common stock will be delivered upon redemption or conversion of the Series A Preferred Stock, whether voluntary or mandatory, or in respect of dividend payments on the Series A Preferred Stock made in Class A common stock. Instead, we will round up to the nearest whole share of Class A common stock.

Registration Rights and Stockholders Agreement

        On July 29, 2013, we entered into a registration rights and stockholders agreement with Metalmark and the Jones Family Entities, to register for sale under the Securities Act shares of our equity securities (the "registrable securities") including shares of Series A Preferred Stock and shares of our Class A common stock delivered in exchange for JEH LLC Units in the circumstances described under "Exchange of JEH LLC Units and Class B Common Stock." In connection with our offering of Class A common stock which closed on August 25, 2016 (the "August 2016 Common Stock Offering"), we agreed to grant certain registration rights with respect to the Class A common stock held by JVL. On May 2, 2017, we amended the registration rights and stockholders agreement with Metalmark and the Jones Family Entities to add JVL as a party thereto and grant such registration rights to JVL. This agreement provides Metalmark, the Jones Family Entities and JVL with the right to require us, at our expense, to register the registrable securities. The agreement also provides that we pay certain expenses of Metalmark, the Jones Family Entities and JVL relating to such registrations and indemnify them against certain liabilities, which may arise under the Securities Act.

        Demand Rights.    Subject to certain limitations, Metalmark, the Jones Family Entities and JVL have the right, by delivering written notice to us from any of the majority in interest of the holders of the Jones Family Entities, the majority in interest of the holders of Metalmark Capital or the majority in interest of the holders of JVL, to require us to register the number of shares of the registrable securities requested to be so registered in accordance with the registration rights agreement. Within 10 days of receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable securities. Subject to certain limitations as described below, we will use our commercially reasonable efforts to, as soon as reasonably practicable, effect the registration of all securities with respect to which we receive a written request.

        Piggyback Rights.    Any holder of registrable securities will be entitled to request to participate in, or "piggyback" on, registrations of any of our securities for sale by us. This piggyback right will apply to any registration other than a demand registration described above or a registration on Form S-4 or S-8.

        Conditions and Limitations.    The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, our board may defer any filing for a reasonable period of time if the board determines that such disclosure would have a material adverse effect on the Company.

        If requested by the lead underwriter or underwriters, as applicable, holders of securities with registration rights will not be able to make any sale of our equity securities (including sales under Rule 144) or give any demand notice during a period commencing on the date of the request and continuing for a period not to exceed 90 days, or such shorter period as may be requested by the underwriters. The lead underwriters for the relevant offering may agree to shorten this period.

        Expenses and Indemnification.    In connection with any registration effected pursuant to the terms of the registration rights agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the registration rights agreement.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

        Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, will contain provisions that could make more difficult an acquisition of us or control of us by means of a tender offer, proxy contest or otherwise, or removal of our incumbent directors and officers. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Delaware law.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of the provisions of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

        In connection with the August 2016 Common Stock Offering, we entered into a letter agreement with JVL approving, pursuant to Section 203, the purchase of shares of Class A common stock in the August 2016 Common Stock Offering by JVL, who became the beneficial owner of greater than 15% of our outstanding voting stock as a result of the purchase of shares of Class A common stock in such offering. This approval resulted in JVL not being subject to the restrictions on "business combinations" contained in Section 203. In consideration of such approval, JVL agreed that for a period of three years, among other things, it will not acquire any of our material assets, it will not become the owner of more than 19.9% of our outstanding voting stock (other than as a result of actions taken solely by

us) without the prior approval of our independent directors who are not affiliated with JVL and it will not engage in any "business combination" (as defined in the JVL letter agreement).

        Amended and restated certificate of incorporation and amended and restated bylaws.    Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  permit our board of directors to issue up to 100,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

  •
  provide for a maximum of 11 directors and provide that the authorized number of directors at any given time may be fixed only by resolution of the board of directors with the approval of a majority of the total number of directors;

  •
  provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of Class B common stock with respect to the Class B common stock or the holders of any series of preferred stock with respect to such series;

  •
  provide that all vacancies, including newly created directorships, may be filled solely by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  provide that our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation may only be amended by the affirmative vote of the holders of at least 75% of the voting power of our then-outstanding capital stock, voting together as a single class;

  •
  provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board of directors and not by stockholders (subject to the rights of holders of preferred stock);

  •
  provide that directors may be removed only for cause (as defined in the amended and restated certificate of incorporation) and only by the affirmative vote of holders of at least 75% of the voting power of our then-outstanding capital stock, voting together as a single class;

  •
  provide for our board of directors to be divided into three classes of directors, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors; and

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, which notice must satisfy various requirements as to form and content.

Choice of Forum

        Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, subject to specified exceptions for subject matter jurisdiction for other Delaware courts, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employee or agent to us, our stockholders, creditors or other constituents; (iii) any action asserting a claim against us or any of our directors and officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; or (v) any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Limitation of Liability and Indemnification Matters

        Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Our amended and restated bylaws also provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and executive officers, and we intend to enter into indemnification agreements with each of our future directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Corporate Opportunity

        Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to Metalmark Capital and any of its respective officers, directors, agents, shareholders, members and partners (other than us and our subsidiaries) (each a "specified party"). Additionally, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, we renounce any interest or expectancy in any business opportunity, transaction or other matter in which a specified party (other than us and our subsidiaries) participates or desires or seeks to participate in, unless any such business opportunity, transaction or matter is offered in writing solely to a specified party who is one of our directors or officers and is offered such opportunity solely in his or her capacity as one of our directors or officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock and Series A Preferred Stock is American Stock Transfer & Trust Company, LLC.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "JONE." Our Series A Preferred Stock is not listed on any securities exchange or any automated dealer quotation system.

PLAN OF DISTRIBUTION

        The selling stockholders may sell the securities pursuant to this prospectus and any accompanying prospectus supplement in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement, if required, will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters, dealers or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices at varying prices determined at the time of sale, or at negotiated prices.

        In addition, the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). The selling stockholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

        If the selling stockholders use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we or the selling stockholders inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If the selling stockholders use dealers in the sale of securities, the selling stockholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. If required, the selling stockholders will include in a prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        The selling stockholders may sell the securities directly. In that event, no underwriters or agents would be involved.

        The selling stockholders may also sell the securities through agents we designate from time to time. If required, we or the selling stockholders will name any agent involved in the offer or sale of the securities, and will describe any commissions payable by us to the agent, in a prospectus supplement. Unless we or the selling stockholders inform you otherwise in a prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        The selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Arrangements

        If the selling stockholders so indicate in a prospectus supplement, the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future.

Remarketing Arrangements

        Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own accounts, as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with the selling stockholders, and its compensation will be described in an applicable prospectus supplement. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act in connection with the securities remarketed.

Sales by the Selling Stockholders

        We are registering 17,868,330 Class A common stock shares and 181,600 Series A Preferred Stock shares described in this prospectus to permit the resale of these securities by the selling stockholders listed herein from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the securities.

        The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales. The selling stockholders may make sales of the Class A common stock shares or Series A Preferred Stock shares from time to time through one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be made directly to purchasers, through underwriters, to dealers, or through agents, on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, or at privately negotiated prices.

        We have agreed to indemnify in certain circumstances the selling stockholders of the Class A common stock shares and Series A Preferred Stock shares registered on their behalf by the registration statement, against certain liabilities to which they may become subject in connection with the sale of such securities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such securities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of such securities, including liabilities arising under the Securities Act.

        We have agreed to pay the expenses of the registration of the Class A common stock shares and Series A Preferred Stock shares offered and sold by the selling stockholders under the registration statement. The selling stockholders will pay any underwriting discounts and commissions applicable to the Class A common stock shares and Series A Preferred Stock shares sold by such selling stockholders.

        The selling stockholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise provided in a prospectus supplement, the selling stockholders will receive all the proceeds from the sale of the securities.

General Information

        Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from the selling stockholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in an applicable prospectus supplement.

        The securities (other than Class A common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. Neither we nor the selling stockholders can assure you as to the liquidity of the trading market for any such securities.

        We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us, our subsidiaries or the selling stockholders in the ordinary course of their businesses.

        In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file reports, proxy or information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The phone number is 1-800-732-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. In addition, the registration statement may be accessed at the SEC's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        In addition, our filings are available on our website at www.jonesenergy.com. Information on our website or any other website is not incorporated by reference in this prospectus and is not a part of this prospectus.

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

        We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until we have sold all of the Securities to which this prospectus relates or each offering under this prospectus is otherwise terminated:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 10, 2017, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2017 Annual Meeting of Shareholders filed on March 31, 2017;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on May 5, 2017;

  •
  our Current Reports on Form 8-K filed on May 2, 2017, May 18, 2017 and June 8, 2017; and

  •
  the description of our Class A common stock contained in our Form 8-A filed on July 17, 2013, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

        You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Jones Energy, Inc.
Attention: Investor Relations
807 Las Cimas Parkway
Suite 350
Austin, TX 78746
(512) 328-2953

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "could," "plan," "seek," "good," "strategy," "forecast," "future," "likely," "should," "aim," "continue," "objective," "prospective," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" included in this prospectus. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events, actions and developments including:

  •
  business strategy;

  •
  estimated current and future net reserves and present value thereof;

  •
  drilling and completion of wells including our identified drilling locations;

  •
  cash flows and liquidity;

  •
  financial strategy, budget, projections and operating results;

  •
  future prices and change in prices for oil, natural gas and natural gas liquids (NGLs);

  •
  customers' elections to reject ethane and include it as part of the natural gas stream;

  •
  timing and amount of future production of oil and natural gas;

  •
  availability and cost of drilling, completion and production equipment;

  •
  availability and cost of oilfield labor;

  •
  the amount, nature and timing of capital expenditures, including future development costs;

  •
  ability to fund our capital expenditure budget;

  •
  availability and terms of capital;

  •
  development results from our identified drilling locations;

  •
  ability to generate returns and pursue opportunities;

  •
  marketing of oil, natural gas and NGLs;

  •
  property acquisitions and dispositions and realizing the expected benefits or effects of completed acquisitions and dispositions;

  •
  our expectations regarding borrowing base redeterminations;

  •
  the availability, cost and terms of, and competition for mineral leases and other permits and rights-of-way and our ability to maintain mineral leases;

  •
  costs of developing our properties and conducting other operations;

  •
  general economic conditions, including the levels of supply and demand for oil, natural gas and NGLs, and the commodity price environment;

  •
  competitive conditions in our industry;

  •
  effectiveness of our risk management activities;

  •
  estimates of future potential impairments;

  •
  environmental and endangered species regulation and liabilities;

  •
  counterparty credit risk;

  •
  the extent and effect of any hedging activities engaged in by us;

  •
  the impact of, and changes in, governmental regulation of the oil and natural gas industry, including tax laws and regulations, environmental, health and safety laws and regulations, and laws and regulations with respect to derivatives and hedging activities;

  •
  developments in oil-producing and natural gas-producing countries;

  •
  uncertainty regarding our future operating results;

  •
  weather, including its impact on oil and natural gas demand and weather-related delays on operations;

  •
  technology; and

  •
  plans, objectives, expectations and intentions contained in this report that are not historical.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price levels and volatility, inflation, the cost of oil field equipment and services, lack of availability of drilling, completion and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under "Risk Factors" in this prospectus and in our 2016 Annual Report and in the other documents we incorporate by reference herein.

        Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

        Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

 LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Baker Botts L.L.P., Austin, Texas, our outside legal counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to Jones Energy, Inc.'s Current Report on Form 8-K dated June 8, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The information included in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2016, 2015 and 2014. The reserve estimates are based on reports prepared by Cawley Gillespie & Associates, Inc., independent reserve engineers. These estimates have been incorporated by reference in this prospectus in reliance upon the authority of each such firm as an expert in these matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering of the securities registered hereby. Underwriting and other selling discounts and commissions in connection with the offering of Class A common stock or Series A Preferred Stock by a selling stockholder will be payable by such selling stockholder. The selling stockholders will not bear any portion of the below expenses. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee		$4,813
Printing and engraving expenses			*
Accounting fees and expenses			*
Legal fees and expenses			*
Miscellaneous			*

Total	$		*

*
These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.    Indemnification of Directors and Officers

        Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL Law. Section 145(e) of the DGCL further provides that such expenses (including attorneys' fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

        Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

        Our amended and restated bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or executive officers or, while a director or executive officer, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws further provide for the advancement of expenses to each of our executive officers and directors.

        Our amended and restated certificate of incorporation provide that, to the fullest extent permitted by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

        We have obtained directors' and officers' insurance to cover our directors and officers for certain liabilities.

        We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our amended and restated certificate of incorporation or amended and restated bylaws.

Item 16.    Exhibits.

        The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of Jones Energy, Inc. under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number		Exhibits
1.1	†	Form of Underwriting Agreement.
2.1
Purchase and Sale Agreement, dated August 18, 2016, by and between Jones Energy Holdings, LLC and SCOOP Energy Company, LLC (incorporated by reference to Exhibit 2.1 to Jones Energy, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 filed on November 4, 2016).
3.1
Certificate of Designations of the 8.0% Series A Perpetual Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware and effective August 25, 2016 (including form of stock certificate) (incorporated by reference to Exhibit 3.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on August 26, 2016).
3.2		Amended and Restated Certificate of Incorporation of Jones Energy, Inc. (incorporated by reference to Exhibit 3.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on July 30, 2013).
3.3		Amended and Restated Bylaws of Jones Energy, Inc. (incorporated by reference to Exhibit 3.2 to Jones Energy, Inc.'s Current Report on Form 8-K filed on July 30, 2013).
4.1		Form of Class A common stock Certificate (incorporated by reference to Exhibit 4.2 to Jones Energy, Inc.'s Registration Statement on Form S-1/A, File No. 333-188896, filed on July 11, 2013).
4.2
Amended and Restated Registration Rights and Stockholders Agreement, dated as of May 2, 2017 (incorporated by reference to Exhibit 4.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on May 2, 2017).
4.3
Indenture, dated April 1, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Wells Fargo, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on April 1, 2014).
4.4
Registration Rights Agreement, dated April 1, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Citigroup Global Markets Inc., as the sole representative of the Initial Purchasers named therein (incorporated by reference to Exhibit 4.2 to Jones Energy, Inc.'s Current Report on Form 8-K filed on April 1, 2014).
4.5
Indenture, dated February 23, 2015, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on February 27, 2015).
4.6
Registration Rights Agreement, dated February 23, 2015, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and the Purchasers named therein (incorporated by reference to Exhibit 4.2 to Jones Energy, Inc.'s Current Report on Form 8-K filed on February 27, 2015).

Exhibit Number		Exhibits
4.7		Form of 8.0% Series A Perpetual Convertible Preferred Stock Certificate (incorporated by reference to Exhibit A to the Certificate of Designations of the 8.0% Series A Perpetual Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware and effective August 25, 2016 filed as Exhibit 3.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on August 26, 2016).
5.1	**	Opinion of Baker Botts L.L.P.
12.1	**	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	*	Consent of PricewaterhouseCoopers LLP.
23.2	**	Consent of Cawley, Gillespie & Associates, Inc.
23.3	**	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	**	Powers of Attorney (contained on signature page).

†
To be filed by amendment or as an exhibit to a current report on Form 8-K of Jones Energy, Inc.

*
Filed herewith.

**
Previously filed.

Item 17.    Undertakings.

        The undersigned registrants hereby undertake:

          1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4.     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          5.     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          6.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          7.     The undersigned registrant hereby undertakes that:

              (i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (ii)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          8.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 12, 2017.

JONES ENERGY, INC.
By:	/s/ JONNY JONES Jonny Jones Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

	Name	Title	Date

	/s/ JONNY JONES Jonny Jones	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 12, 2017
	* Mike S. McConnell	Director and President	June 12, 2017
	/s/ ROBERT J. BROOKS Robert J. Brooks	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	June 12, 2017
	* Halbert S. Washburn	Director	June 12, 2017
	* Alan D. Bell	Director	June 12, 2017
	* Robb L. Voyles	Director	June 12, 2017
*By:	/s/ JONNY JONES Jonny Jones Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Exhibits
1.1	†	Form of Underwriting Agreement.
2.1
Purchase and Sale Agreement, dated August 18, 2016, by and between Jones Energy Holdings, LLC and SCOOP Energy Company, LLC (incorporated by reference to Exhibit 2.1 to Jones Energy, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 filed on November 4, 2016).
3.1
Certificate of Designations of the 8.0% Series A Perpetual Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware and effective August 25, 2016 (including form of stock certificate) (incorporated by reference to Exhibit 3.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on August 26, 2016).
3.2		Amended and Restated Certificate of Incorporation of Jones Energy, Inc. (incorporated by reference to Exhibit 3.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on July 30, 2013).
3.3		Amended and Restated Bylaws of Jones Energy, Inc. (incorporated by reference to Exhibit 3.2 to Jones Energy, Inc.'s Current Report on Form 8-K filed on July 30, 2013).
4.1		Form of Class A common stock Certificate (incorporated by reference to Exhibit 4.2 to Jones Energy, Inc.'s Registration Statement on Form S-1/A, File No. 333-188896, filed on July 11, 2013).
4.2
Amended and Restated Registration Rights and Stockholders Agreement, dated as of May 2, 2017 (incorporated by reference to Exhibit 4.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on May 2, 2017).
4.3
Indenture, dated April 1, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Wells Fargo, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on April 1, 2014).
4.4
Registration Rights Agreement, dated April 1, 2014, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Citigroup Global Markets Inc., as the sole representative of the Initial Purchasers named therein (incorporated by reference to Exhibit 4.2 to Jones Energy, Inc.'s Current Report on Form 8-K filed on April 1, 2014).
4.5
Indenture, dated February 23, 2015, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on February 27, 2015).
4.6
Registration Rights Agreement, dated February 23, 2015, among Jones Energy Holdings, LLC, Jones Energy Finance Corp., the Guarantors named therein and the Purchasers named therein (incorporated by reference to Exhibit 4.2 to Jones Energy, Inc.'s Current Report on Form 8-K filed on February 27, 2015).
4.7
Form of 8.0% Series A Perpetual Convertible Preferred Stock Certificate (incorporated by reference to Exhibit A to the Certificate of Designations of the 8.0% Series A Perpetual Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware and effective August 25, 2016 filed as Exhibit 3.1 to Jones Energy, Inc.'s Current Report on Form 8-K filed on August 26, 2016).
5.1	**	Opinion of Baker Botts L.L.P.
12.1	**	Statement of Computation of Ratio of Earnings to Fixed Charges.

Exhibit Number		Exhibits
23.1	*	Consent of PricewaterhouseCoopers LLP.
23.2	**	Consent of Cawley, Gillespie & Associates, Inc.
23.3	**	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	**	Powers of Attorney (contained on signature page).

†
To be filed by amendment or as an exhibit to a current report on Form 8-K of Jones Energy, Inc.

*
Filed herewith.

**
Previously filed.